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                                                                     EXHIBIT 5.1


                    PAUL, WEISS, RIFKIND WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064



                                             June 5, 1998



MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007

                        MeriStar Hotels & Resorts, Inc.
                       Registration Statement on Form S-1
                           Registration No. 333-49881
                      ------------------------------------

Ladies and Gentlemen:

       In connection with the above-captioned Registration Statement, dated April 10, 1998, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by MeriStar Hotels & Resorts, Inc. (the "Company"), to furnish our opinion as to the legality of 8,400,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), underlying rights to purchase Common Stock offered by the Company, registered for sale thereunder.

       In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including all amendments thereto), the prospectus included as part of the Registration Statement, originals, or copies certified or
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MeriStar Hotels & Resorts, Inc.                                         2


otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-laws, each as in effect on the date hereof, and records of certain of the Company's corporate proceedings. We have also examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

       Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

       Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.
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MeriStar Hotels & Resorts, Inc.                                         3

       We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                      Very truly yours,

                      /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                      PAUL, WEISS, RIFKIND, WHARTON & GARRISON